EXHIBIT 12.1



                                               RCN Corporation

                                      Ratio of Earnings to Fixed Charges
                                      ----------------------------------
                                            (Dollars in Thousands)


                              --------------------------------------------------------------------------------

                                                              For the Quarter
                                                              Ended March 31,
                                   1995         1996        1997           1998         1999          2000
                                ----------   ----------  -----------   ------------  -----------  ------------

Income (loss) from continuing
  operations before income
  taxes                         $   6,838    $  (4,068)  $  (73,522)   $  (214,242)  $ (367,542)  $  (145,571)
                                ----------   ----------  -----------   ------------  -----------  ------------

Minority interest in income of
  consolidated entities              (144)        -           -              -            -
                                ----------   ----------  -----------   ------------  -----------  ------------

Fixed Charges:

Interest on long-term and
  short-term debt including
  amortization of debt expense      16,517       16,046       25,602        112,239      158,139        53,337
Preferred stock dividend and
   accretion requirements                                                                 13,350        15,373
                                                                                     -----------  ------------
  Total fixed charges               16,517       16,046       25,602        112,239      171,489        68,710
                                ----------   ----------  -----------   ------------  -----------  ------------

Earnings before income taxes    $   23,211   $   11,978  $   (47,920)  $   (102,003) $  (196,053) $    (76,861)
  and fixed charges
Ratio of earnings to fixed            1.41
  charges


For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long- and short-term debt including amortization of debt expense. The ratio of earnings to fixed charges for the years ended December 31, 1996, 1997, 1998 and 1999 as well as the interim period are less than 1 and therefore the earnings are inadequate to cover the fixed charges by $4,068, $73,522, $214,242, $367,542 and $145,571 respectively.